FOR IMMEDIATE RELEASE

Array Technologies Appoints Tracy Jokinen to the Board of Directors
Albuquerque, NM – Array Technologies (NASDAQ: ARRY) (“Array”), a leading provider of tracker solutions and services for utility-scale solar energy projects, today announced the appointment of Tracy Jokinen to the Company's Board of Directors (the “Board”), replacing Ron Corio, effective on November 8, 2022.
“We are tremendously excited to have Tracy join the Board of Directors. Tracy’s strong financial prowess speaks for itself bringing to Array an impressive background in financial leadership roles. Tracy has served as the Chief Financial Officer for both public and private companies. In her past CFO roles, Tracy focused on accelerating growth which will complement Array’s current strategy well. Tracy also brings board experience to Array, serving as Audit Committee Chair for multiple companies. We are confident that Tracy’s financial expertise will be an excellent addition to the Board. On behalf of the Board, I’d like to welcome Tracy to Array,” said Brad Forth, Chairman of Array Technologies.
Ms. Jokinen has over 25 years’ experience in finance and accounting roles across various industries. Most recently, she served as Chief Financial Officer of Vyaire Medical, Inc., a $1.2 billion medical device company. Preceding her time at Vyaire, she was CFO of Acelity Inc., which was acquired by 3M in October 2019, and CFO of G&K Services, Inc., a publicly traded company, which was acquired by Cintas in 2017. She spent most of her career with Valspar Corporation, a global manufacturing company, and served as Corporate Controller and Chief Accounting Officer there for four years. She currently sits on the Board of Directors at Alamo Group and Candela Corporation, where she serves as Audit Committee Chair for both. She earned a B.S. in Accounting from St. Cloud State University.
“We are fortunate for Ron’s service as a board member over the past two years and would like to thank him for his engagement and contribution over that time.” concluded Mr. Forth.
About Array Technologies, Inc.
Array Technologies (NASDAQ: ARRY) is a leading global renewable energy company and provider of utility-scale solar tracking technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com and stinorland.com.

Investor Relations Contact:
Array Technologies, Inc.
Investor Relations
505-437-0010
investors@arraytechinc.com